Exhibit (a)(1)(C)

TERMS OF ELECTION

If you would like to participate in MoSys, Inc.’s option exchange program (the “Offer”) described in the “Offer to Exchange Certain Outstanding Stock Options for a Number Of Replacement Stock Options” dated July 26, 2016 (the “Offer to Exchange”), please view the related documents attached to the communication email and available on the stock option exchange website at http://intranet.mosys.com/corp/stock-option-exchange-program and submit your paper election form in accordance with the instructions by 12 P.M. U.S. Pacific Time on August 23, 2016 (unless the Offer is extended). If you are not able to access your email or the website in a timely manner, you may request paper copies of all documents by contacting Human Resources at kmyburgh@mosys.com or at (408) 418-7660.  Capitalized terms not defined herein have the meanings ascribed to them in the Offer to Exchange.

You may withdraw or change such an election to participate by submitting a withdrawal request or a new election form to Human Resources prior to the Offer’s expiration.

By electing to exchange my Eligible Options pursuant to the Offer, I acknowledge and agree to accept all of the following terms and conditions:

1.              I acknowledge that my election to exchange my Eligible Options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and summarized above will constitute my acceptance of the terms and conditions set forth in the Offer to Exchange and this Terms of Election, effective as of MoSys’s acceptance of my tendered Eligible Options.

2.              MoSys has informed me that any Replacement Options granted pursuant to the Offer will be entirely unvested as of the grant date and will vest thereafter on a monthly basis for 36 months, subject to my continued employment with MoSys and the terms of the option agreement for the Replacement Options. I understand that unless my stock option agreement provides otherwise, if my service terminates before the Replacement Options have vested, I will generally forfeit any Replacement Options that remain unvested at that time. I acknowledge that the Replacement Options will be subject to the terms and conditions set forth in the 2010 Plan and the stock option agreement, that MoSys will deliver to me as soon as practicable after the grant date of my Replacement Options.

3.              I acknowledge that I have been advised of the risks associated with my participation in the Offer as described in Part II of the Offer to Exchange entitled “Certain Risks of Participating in the Offer.” I understand that Company’s shares may increase or decrease in value in the future. I hereby irrevocably waive any claim or entitlement to compensation or damages based on diminution in value of any Replacement Options that I may be awarded as a result of participating in the Offer.

4.              I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 7 of the Offer to Exchange, MoSys may terminate or amend the Offer and postpone its acceptance and cancellation of any Eligible Options I elect for exchange.

5.              I have reviewed the list of my Eligible Options presented on the paper election form and I confirm that it is an accurate and complete list of my Eligible Options and that I do hold all of the listed stock options.

6.              I hereby represent and warrant that I have full power and authority to elect to exchange the Eligible Options tendered hereby and that, when and to the extent such Eligible Options are accepted for exchange by MoSys, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by MoSys to be necessary or desirable to complete the exchange of the Eligible Options I am electing to exchange.

7.              I acknowledge that questions as to the number of shares subject to Eligible Options to be accepted for exchange and the number of Replacement Options to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form, and acceptance of any Eligible

Options elected to be exchanged will be determined by MoSys in its sole discretion. I acknowledge that MoSys reserves the right to reject any or all elections to exchange Eligible Options that MoSys determines not to be in appropriate form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. MoSys also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange Eligible Options. No election to exchange Eligible Options will be deemed to be properly made until all defects and irregularities have been cured or waived.

8.              I acknowledge that, in order to participate in the Offer, I must be an eligible employee of MoSys from the date when I elect to exchange my Eligible Options through the date when the Replacement Options are granted and otherwise be eligible to participate under the 2010 Plan. I further acknowledge that, if I do not remain an eligible employee of MoSys or one of its subsidiaries, I will not be granted any Replacement Options or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the Offer.

9.              I acknowledge that my acceptance of the Offer will not create a right to employment or be interpreted to form an employment agreement with MoSys, its subsidiaries, or its affiliates and will not interfere with the ability of my current employer, if applicable, to terminate my employment relationship at any time with or without cause;

10.       I hereby give up all ownership interest in the options that I elect to exchange, which represent some or all of my Eligible Options, and I have been informed that they will become null and void on the date MoSys accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of MoSys’s common stock under the Eligible Options accepted by MoSys for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date MoSys accepts my options for exchange.

11.       Regardless of any action that MoSys, or its affiliates take, I acknowledge that the liability for all income tax, social insurance, payroll tax, payment on account, or other tax-related obligations arising out of or relating to the Offer or any awards to me under the 2010 Plan (“Tax Obligations”), is and remains my sole responsibility, and that MoSys and its affiliates (i) make no representations or undertakings regarding the treatment of any Tax Obligations, including but not limited to those in connection with any aspect of the cancellation of Eligible Options or the grant of Replacement Options, the vesting of Replacement Options and release of shares of Company common stock underlying the Replacement Options, the subsequent sale of shares of MoSys common stock purchased pursuant to the Replacement Options and the receipt of any dividends; and (ii) do not commit to structure the Offer to reduce or eliminate my liability for Tax Obligations. I agree to pay or make adequate arrangements satisfactory to MoSys and its affiliates to satisfy all withholding obligations of MoSys and its affiliates for Tax Obligations.

12.       I acknowledge that MoSys has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I have reviewed Part III, Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information.

13.       I acknowledge that the documentation setting forth the terms of the Offer are governed by, and subject to, United States federal and California state law, as well as the terms and conditions set forth in this Terms of Election and the Offer to Exchange. For purposes of litigating any dispute that arises under the Offer, I hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.